Exhibit 2.1

AMENDMENT NO. 2
TO
ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into as of the 5th day of August 2004, by and between OrthoLogic Corp., a Delaware corporation (“Buyer”), and Chrysalis Biotechnology, Inc., a Delaware corporation (“Seller”).

RECITALS

     WHEREAS, Buyer and Seller are parties to the Asset Purchase Agreement and Plan of Reorganization dated as of April 28, 2004, as amended on June 1, 2004 (the “Asset Purchase Agreement”); and

     WHEREAS, Buyer and Seller desire to further amend the Asset Purchase Agreement.

AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

     1.1       Definitions. Capitalized terms used in this Amendment without definition shall have the meanings ascribed thereto in the Asset Purchase Agreement.

     1.2       Amendment. Exhibit F to the Asset Purchase Agreement shall be replaced in its entirety with the new Exhibit F attached hereto.

     1.3.       Asset Purchase Agreement. Except as expressly modified herein, the Asset Purchase Agreement shall remain in full force and effect.

     1.4.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

BUYER: OrthoLogic Corp., a Delaware corporation
By:	/s/ Thomas R. Trotter
	Name:	Thomas R. Trotter
	Title:	President

SELLER: Chrysalis Biotechnology, Inc., a Delaware corporation
By:	/s/ Darrell H. Carney, Ph.D.
	Name:	Darrell H. Carney, Ph.D.
	Title:	President